Exhibit 99.1

For more information:
Mike Campbell, 816-842-8181
FOR IMMEDIATE RELEASE	investorrelations@inergyservices.com

Inergy, L.P. Announces $400 Million Private

Placement of Senior Notes Due 2014

Kansas City, MO (December 9, 2004) – Inergy, L.P. (NASDAQ:NRGY) and its newly formed subsidiary Inergy Finance Corp. announced today that they intend to sell in a private placement, subject to market conditions, $400 million senior unsecured notes due 2014.

Inergy, L.P. intends to use the net proceeds from the private placement to fund a portion of the purchase price of its proposed $475 million acquisition of the propane operations of Star Gas Partners, L.P.

The securities to be offered have not been registered under the Securities Act of 1933, as amended, (the “Securities Act”), or any state securities laws, and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The senior unsecured notes are expected to be eligible for trading by qualified institutional buyers under Rule 144A and non-US persons under Regulation S. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy any of these securities.

This news release contains forward-looking statements, which are statements that are not historical in nature such as our intention to use the net proceeds to fund the acquisition. Forward-looking statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or any underlying assumption proves incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the key factors that could cause actual results to differ materially from those referred to in the forward-looking statements are: the inability to obtain regulatory approval for the Star Gas Propane acquisition, weather conditions that vary significantly from historically normal conditions, the general level of petroleum product demand and the availability of propane supplies, the price of propane to the consumer compared to the price of alternative and competing fuels, our ability to generate available cash for distribution to unitholders, the costs and effects of legal and administrative proceedings against us or which may be brought against us, and our ability to sustain our historical levels of internal growth. These and other risks and assumptions are described in Inergy’s annual report on Form 10-K and other reports that are available from the United States Securities and Exchange Commission.

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